EXHIBIT 99.1

GLOBAL GOLD AND CONSOLIDATED RESOURCES CONCLUDE JOINT VENTURE AGREEMENT
TO FUND AND DEVELOP THE TOUKHMANUK GOLD-SILVER MINE AND GETIK PROPERTY IN ARMENIA

RYE, NY--(Marketwire - April 27, 2011) - Global Gold Corporation (OTCQB: GBGD) and privately held Consolidated Resources are pleased to announce that on April 27, 2011, they concluded a joint venture agreement to fund and expand production at the Toukhmanuk gold-silver open pit mine in Armenia and to further exploration activities for gold and silver at both Toukhmanuk and Getik (the “Properties”).  As part of the agreement, Consolidated Resources is providing $5 million in funding over twelve months to support the development of the Properties.

Global Gold, headquartered in the U.S., has been active primarily in gold and silver mining in Armenia since 1995 and has maintained other mining interests in Chile and Canada.  Consolidated Resources, headquartered in Australia, is a worldwide resources company that owns strategic or controlling stakes in publicly listed and privately held resources companies having properties in Mozambique, Zambia, South Africa, and Australia.

The Toukhmanuk mine is located in north central Armenia, has an Armenian government approved reserve of approximately 2.27 million ounces of gold and 6.9 million ounces of silver in C1, C2, and P1 categories, which according to the certifying agency, correspond to international standards of measured, indicated, and inferred categories (see cautionary note below).  The mine is currently producing gold and silver and the plant is in the process of upgrading to 300,000 tonnes of ore (15,000 ounces of gold) per year production during  2011 at an average cost of less $400/ounce, followed by an estimated industrial production level of approximately 1.5 million tonnes (77,000 ounces of gold) per year.  Two of the new mills are on site and will be installed and operational in the coming months with a third new mill and an expanded flotation circuit later in the year.

"This agreement is a dynamic development for the advancement of Toukhmanuk and Getik, both in terms of finalizing our production expansion and further exploration to expand our resource base.  We have been working with Consolidated for a long enough period of time to also understand that they bring world class complementary strengths to our team for the benefit of both companies, with a continued focus on building shareholder value and maintaining our social and environmental responsibilities,” Global Gold Chairman and  Chief Executive Van Krikorian said.

Jeffrey Marvin of Consolidated Resources said, “We are pleased to forge a long-term strategic relationship with Global Gold and believe we can provide funding and strategic assistance to drive the expansion of gold and silver production at Toukhmanuk while further defining gold and silver resources at Toukhmanuk and Getik."

Upon completion of the $5 million in funding, Global Gold and Consolidated Resources will cause the Properties to be contributed to a new joint venture company under the parties’ control, whose identity and terms will be mutually agreed within a year.  Rasia, a Dubai-based principal advisory company, led the investment transaction.

Forward-looking Statements — To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Cautionary Note to U.S. Investors -- All mineral reserves have been estimated and disclosed in accordance with the definition standards on mineral resources and mineral reserves of the Republic of Armenia State Natural Resources Agency as provided by the Republic of Armenia's Regulation for Applying Reserves Classification for Gold Deposits. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission "SEC" Industry Guide 7. Armenian, International, and Guide 7 standards may not be consistent. The United States Securities and Exchange Commission limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. We use terms such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," or "inferred," which may not be consistent with the reserve definitions established by the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from our website or at www.sec.gov/edgar.shtml. Investors are cautioned not to assume that any part or all of mineral resources will ever be confirmed or converted to Guide 7 compliant "reserves."

Global Gold Corporation www.globalgoldcorp.com is an international gold mining, development, and exploration company with mining properties in Armenia and Chile. The Company is committed to building shareholder value and maintaining social and environmental responsibilities.

Contact:
Drury J. Gallagher
Global Gold Corporation
International Corporate Center at Rye
555 Theodore Fremd Avenue, Suite C208
Rye, New York 10580
Tel:  914-925-0020
Fax: 914-925-8860
ggc@globalgoldcorp.com
www.globalgoldcorp.com

Source: Global Gold Corporation